EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

IRVINE SENSORS RELEASES 1st QUARTER RESULTS

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — February 10, 2005 — Irvine Sensors Corporation (NASDAQ: IRSN, Boston Stock Exchange: ISC) today reported operating results for its first quarter of fiscal 2005, the 13 weeks ended January 2, 2005.

Total revenues were $4,200,200, up from $3,440,300 for the prior year’s first fiscal quarter, the 13 weeks ended December 28, 2003, primarily the result of a current period increase in contract research and development revenue over the prior year period. This was the fourth consecutive fiscal quarter in which Irvine Sensors’ current period contract research and development revenues exceeded comparable revenues in the corresponding prior year period. Net loss for the current quarter ended January 2, 2005 was $1,176,100, up from the $897,800 net loss for the 13 weeks ended December 28, 2003, largely reflecting a nonrecurring expense reduction in the prior year period and, in the current period, an increased use of subcontractors and vendors to support larger contracts and higher general and administrative expense, including increased accounting expenses. Cash and working capital at January 2, 2005 were approximately $1.1 million and $2.3 million, respectively.

As previously announced, Irvine Sensors’ CEO Robert G. Richards and CFO John Stuart will host a web cast conference call to discuss the fiscal 2005 first quarter results on Friday, February 11, 2005 at 1:15 PM Pacific Time.

Irvine Sensors Corporation, headquartered in Costa Mesa, California, is primarily engaged in the sale of stacked chip assemblies and infrared cameras and research and development related to high density electronics, miniaturized sensors and cameras, optical interconnection technology, high speed routers, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

IRVINE SENSORS CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 2, 2005	October 3, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,096,500	$2,064,100
Restricted cash	44,000	43,500
Accounts receivable, net of allowance for doubtful accounts of $85,000 and $85,000, respectively	1,505,200	1,327,000
Unbilled revenues on uncompleted contracts	1,186,000	930,600
Inventory, net	1,303,200	980,100
Other current assets	162,900	133,500

Total current assets	5,297,800	5,478,800
Equipment, furniture and fixtures, net	4,926,900	4,926,500
Patents and trademarks, net	771,500	748,300
Deposits	89,400	89,400

Total assets	$11,085,600	$11,243,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,620,600	$1,320,000
Accrued expenses	849,700	824,500
Accrued loss on contracts	70,200	34,600
Advance billings on uncompleted contracts	135,600	33,800
Deferred revenue	136,600	—
Capital lease obligations – current portion	152,100	118,300

Total current liabilities	2,964,800	2,331,200
Capital lease obligations, less current portion	170,400	156,700
Minority interest in consolidated subsidiaries	418,800	419,000

Total liabilities	3,554,000	2,906,900

Commitments and contingencies	—	—

Stockholders’ Equity:
Common stock, $0.01 par value, 80,000,000 shares authorized; 18,371,200 and 17,806,300 shares issued and outstanding	183,700	178,100
Common stock warrants; 1,423,300 and 1,508,100 warrants outstanding	—	—
Unamortized employee stock bonus plan contribution	(601,900)	—
Unamortized deferred compensation	(165,000)	—
Common stock held by Rabbi Trust	(702,000)	(482,000)
Deferred compensation liability	702,000	482,000
Paid-in capital	119,418,000	118,285,100
Accumulated deficit	(111,303,200)	(110,127,100)

Total stockholders’ equity	7,531,600	8,336,100

	$11,085,600	$11,243,000

IRVINE SENSORS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended
	January 2, 2005	December 28, 2003
Revenues:
Contract research and development revenue	$3,625,400	$2,474,100
Product sales	535,500	939,700
Other revenue	39,300	26,500

Total revenues	4,200,200	3,440,300

Cost and expenses:
Cost of contract research and development revenue	2,816,000	1,393,600
Cost of product sales	542,700	1,066,200
General and administrative expense	1,684,600	1,293,400
Research and development expense	320,400	549,800

Total cost and expenses	5,363,700	4,303,000

Loss from operations	(1,163,500)	(862,700)

Interest expense	(9,400)	(33,100)
Interest and other income	3,500	—

Loss before minority interest and provision for income taxes	(1,169,400)	(895,800)
Minority interest in loss of subsidiaries	200	4,000
Provision for income taxes	(6,900)	(6,000)

Net loss	$(1,176,100)	$(897,800)

Basic and diluted net loss per common share	$(0.07)	$(0.07)

Weighted average number of common shares outstanding	17,953,300	13,592,700